UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014

COMMITTED CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Operating Officer. On January 13, 2014, we announced the appointment of John Gerard Inserra as our Chief Operating Officer, effective February 3, 2014. On January 10, 2014, The ONE Group, LLC and Mr. Inserra agreed to the terms of employment set forth in an offer letter and entered into a confidentiality, non-solicitation and non-compete agreement.

Upon the commencement of his employment, Mr. Inserra will receive an annual salary of $350,000 per year, and he will participate in our annual cash bonus program with a target bonus of 50% of his base salary, to be based upon performance and budget constraints as established by the Board of Directors. In addition, Mr. Inserra will receive: (i) 200,000 non-qualified stock options to purchase 200,000 shares of our common stock vesting over five years; and (ii) a $100,000 sign-on bonus payment. Mr. Inserra will be eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as our other salaried employees.

If Mr. Inserra is terminated without cause, he will receive six (6) months of severance pay at an annual rate equal to his base salary, payable in a lump sum upon termination or in regular pay periods over the six month period. Such severance will not be owed to Mr. Inserra if he does not move to New York City, New York after four years of employment, whether terminated for any reason. In connection with a change of control, Mr. Inserra will receive full vesting of his outstanding options.

Prior to joining The ONE Group, LLC, Mr. Inserra served as Executive Vice President, Restaurant Operations, Concepts and Development for Kimpton Hotels and Restaurant Group since 2012. He also served as Senior Vice President, Restaurant Operations from 2008 to 2012, Vice President Operations, East Coast from 2006 to 2008 and Director of Operations from 2002 to 2006 for Kimpton Hotels and Restaurant Group. Prior to his employment with Kimpton, Mr. Inserra was the President, Owner and Operator of Finbar Restaurants, Inc. from 1995 to 2002. Mr. Inserra also served as Director of Restaurant Operations of the Rosenthal Group, Inc. from 1994 to 1995 and prior to that time served in multiple roles at The Ritz Carlton Hotel Company, LLC from 1987 to 1994, including Director of Food and Beverage for The Ritz-Carlton Hotels in San Francisco, California and Mauna Lani and Kapalua, Hawaii. Mr. Inserra also serves as a member of the board of directors for the Chicago Coalition for the Homeless. Mr. Inserra holds a bachelor’s degree in hotel administration with a minor in accounting from Cornell University.

There are no family relationships between Mr. Inserra and any director or executive officer of the Company and there are no transactions between Mr. Inserra and the Company that would be reportable under Item 404(a) of Regulation S-K.

The full text of the press release announcing Mr. Inserra’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

99.1    Press Release, dated January 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2014	COMMITTED CAPITAL ACQUISITION CORPORATION
	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 13, 2014